Exhibit 99.1

Contact:	Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Net Income of $1.2 Million in First Fiscal Quarter 2026

FISCAL Q1 2026 HIGHLIGHTS

$1.2 Million Net Income	$0.06 Diluted Earnings per Common Share	$6.43 Tangible Book Value per Share	0.01% NPAs to Total Assets

Fiscal Quarter Comparison Highlights

Net Interest Income and Net Interest Margin	• $9.8 million net interest income for the quarter compared to $8.8 million in Fiscal Q1 2025 • Net interest margin at 2.78% for the quarter compared to 2.47% in Fiscal Q1 2025	Credit Quality	• Non-performing assets at 0.01% of total assets and 0.01% of total loans – similar to year ago quarter • No provision booked for the quarter and net recoveries were minimal

Non-Interest Income and Non-Interest Expense	• Non-interest income of $3.4 million for the quarter - similar to year ago quarter • Non-interest expense of $11.7 million for the quarter compared to $11.0 million in Fiscal Q1 2025	Shareholder Returns and Stock Activity
•  On July 22, 2025, the Company paid a cash dividend of $0.02 per share
•  Stock repurchase plan:
•  Completed September 2024 $2.0 million plan.
•  $2.0 million stock repurchase plan adopted
by the Board of Directors on April 29, 2025.

Vancouver, Washington – July 29, 2025 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $1.2 million, or $0.06 per diluted share, in the first fiscal quarter ended June 30, 2025, compared to $1.1 million, or $0.05 per diluted share, in the fourth fiscal quarter ended March 31, 2025, and $966,000, or $0.05 per diluted share, in the first fiscal quarter ended June 30, 2024.
“Riverview’s inclusion in the Russell 2000® Index marks a significant achievement and underscores the meaningful progress we’ve made in strengthening our franchise and delivering long-term value to shareholders. This progress is also reflected in our financial results for the first fiscal quarter highlighted by net interest margin expansion driven by higher loan yields,” stated Nicole Sherman, President and Chief Executive Officer. “We remain focused on enhancing Riverview’s operational performance while continuing to be the financial partner of choice for our clients across Southwest Washington and Northwest Oregon—communities we’ve proudly served for more than a century. Our loan pipeline

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

remains strong, and we anticipate continued loan demand in the growing markets that we serve. We continue to enhance our commercial and business banking teams which has also led to our increased loan pipeline.”
“During the first quarter we began implementation of our three-year strategic plan, which focuses on delivering sustainable growth, expanding our digital capabilities, and harnessing data to drive strategic business decisions,” Sherman continued. “A key priority throughout has been fostering a culture where employees, clients, and communities are genuinely valued. Looking ahead, we continue pursuing growth opportunities across our commercial & industrial, business banking, and treasury management platforms. While we make targeted investments in both talent and technology to support our initiatives, we remain focused on improving operating efficiency as well.”
On June 30, 2025, the Company was added to the Russell 3000 Index® and Russell 2000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes. “We believe this recognition enhances our visibility within the institutional investment community and emphasizes our commitment to be the preferred place to bank and work in the communities we serve,” concluded Sherman.
Income Statement Review
Riverview’s net interest income increased to $9.8 million in the current quarter, compared to $9.2 million in the preceding quarter, and $8.8 million in the first fiscal quarter a year ago. The increase compared to the preceding quarter was primarily due to higher interest earning asset yields as well as the recognition of $248,000 in Visa B income during the current quarter. There was no Visa B income in the preceding quarter and $193,000 in the first fiscal quarter a year ago. The increase compared to the year ago quarter was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing.
Riverview’s NIM was 2.78% for the first quarter of fiscal 2026, a 13 basis point increase compared to 2.65% in the preceding quarter and a 31 basis-point increase compared to 2.47% in the first quarter of fiscal 2025. “Our NIM improved quarter-over-quarter, reflecting higher asset yields outpacing the slight increase in our interest bearing liabilities,” said David Lam, EVP and Chief Financial Officer.
Investment securities decreased $6.3 million during the quarter to $316.3 million at June 30, 2025, compared to $322.5 million at March 31, 2025, and decreased $46.9 million compared to $363.2 million at June 30, 2024. The average securities balances for the quarters ended June 30, 2025, March 31, 2025, and June 30, 2024, were $337.2 million, $346.0 million, and $391.3 million, respectively. The weighted average yields on securities balances for those same periods were 2.09%, 1.84%, and 2.11%, respectively. The duration of the investment portfolio at June 30, 2025, was approximately 5.1 years. The anticipated investment cashflows over the next twelve months is approximately $34.7 million. There were no investment purchases during the first fiscal quarter of 2026.
Riverview’s yield on loans was 5.02% during the first fiscal quarter, compared to 4.91% in the preceding quarter, and 4.70% in the first fiscal quarter a year ago. “Loan yields have improved year-over-year, driven by the current yield curve, which has led to more favorable pricing on new loan originations relative to our existing portfolio. To further strengthen loan yields, we are actively broadening our commercial lending strategy to include a greater mix of variable-rate loan products,” said Mike Sventek, EVP and Chief Lending Officer. Deposit costs decreased to 1.72% during the first fiscal quarter compared to 1.76% in the preceding quarter, however, they have increased from 1.61% compared to the first fiscal quarter a year ago, as clients continue to seek higher deposit yielding accounts.
Non-interest income was $3.4 million during the first fiscal quarter of 2026 compared to $3.7 million in the preceding quarter and $3.4 million in the first fiscal quarter of 2025. Non-interest income during the preceding quarter included a $261,000 BOLI death benefit as well as a $244,000 insurance cost reimbursement.
“We are proud of the operating contributions Riverview Trust Company contributes to the Company,” said Lam. Asset management fees were $1.6 million during the first fiscal quarter, compared to $1.5 million in the preceding quarter and $1.6 million in the first fiscal quarter a year ago. Riverview Trust Company’s assets under management were $900.1 million at June 30, 2025, compared to $877.9 million at March 31, 2025, and $897.9 million at June 30, 2024.

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

Non-interest expense was $11.7 million during the first fiscal quarter, compared to $11.4 million in the preceding quarter and $11.0 million in the first fiscal quarter a year ago. “Non-interest expense increased compared to the prior quarter, primarily due to higher salaries and benefits as we continue to invest in strategic growth initiatives, including the buildout of our Business Banking team and other key hires aligned with our business plan. Professional fees decreased as a result in the reduction in consulting expenses as we transitioned away from the utilization of external consultants to permanent in-house positions,” said Lam. The efficiency ratio was 88.3% for the first fiscal quarter, compared to 88.7% for the preceding quarter and 90.0% in the first fiscal quarter a year ago.
Riverview’s effective tax rate for the first fiscal quarter of 2026 was 20.8%, compared to 21.5% for the preceding quarter and 20.8% for the year ago quarter.
Balance Sheet Review
Total loans increased $5.6 million during the quarter to $1.07 billion at June 30, 2025, compared to $1.06 billion three months earlier and increased $23.0 million compared to $1.05 billion a year earlier. Riverview’s loan pipeline was $72.0 million at June 30, 2025, compared to $41.1 million at the end of the preceding quarter and $32.3 million at June 30, 2024. New loan originations during the quarter totaled $28.3 million, compared to $49.4 million in the preceding quarter and $23.2 million in the first fiscal quarter a year ago.
Undisbursed construction loans totaled $13.3 million at June 30, 2025, compared to $18.2 million at March 31, 2025, with the majority of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $14.4 million at June 30, 2025, compared to $18.3 million at March 31, 2025. Revolving commercial business loan commitments totaled $47.2 million at June 30, 2025, compared to $48.9 million at March 31, 2025. Utilization on these loans totaled 31.78% at June 30, 2025, compared to 28.90% at March 31, 2025. The weighted average rate on loan originations during the quarter was 7.51% compared to 7.16% in the preceding quarter. Loan repricing and maturities for fiscal year 2026 totaled $55.1 million with a weighted average rate of 4.27%. Looking ahead, loan repricing and maturities for fiscal year 2027 total $76.2 million with a weighted average rate of 4.03%, for fiscal year 2028 total $95.7 million with a weighted average rate of 5.42% and in aggregate for fiscal years after 2028 total $124.0 million with a weighted average rate of 6.09%.
The office building loan portfolio totaled $108.6 million at June 30, 2025, compared to $110.9 million at March 31, 2025. The average loan balance of the office building loan portfolio was $1.6 million with an average loan-to-value ratio of 52.77% and an average debt service coverage ratio of 1.73x at June 30, 2025. Office building loans within the Portland core consist of two loans totaling $20.4 million, which is approximately 18.8% of the total office building loan portfolio, or 1.90% of total loans.
Total deposits decreased $22.4 million during the quarter to $1.21 billion at June 30, 2025, compared to $1.23 billion at March 31, 2025, and decreased $9.8 million compared to a year ago. The decrease in deposits during the current quarter was in part due to seasonality in the portfolio and the impact of tax payments. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 48.3% at June 30, 2025, compared to 48.7% at March 31, 2025, and 50.9% at June 30, 2024. Similar to the prior quarter, Riverview Bank reciprocated $20 million of balances from Riverview Trust during the current quarter. Riverview Bank had moved customer deposits to Riverview Trust as a higher yielding deposit alternative and those assets were all retained within the Company during the period of increasing interest rates. CD balances increased during the quarter, driven by continued customer demand in response to higher available yields.
FHLB advances increased $26.1 million during the quarter to $102.5 million at June 30, 2025, compared to $76.4 million at March 31, 2025 as a result of the decrease in deposits.
Shareholders’ equity increased to $162.0 million at June 30, 2025, compared to $160.0 million three months earlier and $155.9 million one year earlier. Tangible book value per share (non-GAAP) increased to $6.43 at June 30, 2025, compared to $6.33 at March 31, 2025, and $6.09 at June 30, 2024. Riverview paid a quarterly cash dividend of $0.02 per share on July 22, 2025, to shareholders of record on July 10, 2025.

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

Credit Quality
“Asset quality remains a priority during uncertain economic conditions, and we continue to closely monitor our portfolio mix, loan growth, and local and national conditions to maintain an appropriate allowance,” said Robert Benke, EVP and Chief Credit Officer. Non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP) totaled $143,000 or 0.01% of total loans as of June 30, 2025, compared to $155,000, or 0.01% of total loans at March 31, 2025, and $160,000, or 0.04% of total loans at June 30, 2024. There were no non-performing government guaranteed loans at June 30, 2025, or at March 31, 2025. At June 30, 2025, non-performing assets were $143,000, or 0.01% of total assets.
Riverview recorded $52,000 in net loan recoveries for the current quarter. This compared to $22,000 in net loan recoveries for the preceding quarter. Riverview recorded no provision for credit losses for the current quarter, or for the preceding quarter.
Classified assets were $10.8 million at June 30, 2025, compared to $2.9 million at March 31, 2025, and $228,000 at June 30, 2024. The classified assets to total capital ratio was 5.9% at June 30, 2025, compared to 1.6% at March 31, 2025, and 0.1% a year earlier. The increase in classified assets during the quarter was primarily due to one lending relationship for which a plan is in place to either return to performing status or payoff. Criticized assets were $45.7 million at June 30, 2025, compared to $48.5 million at March 31, 2025, and $37.7 million at June 30, 2024. Criticized assets decreased during the current quarter compared to the prior quarter as a result of net movement of some loans into classified assets. The increase compared to a year ago was primarily due to one relationship that was moved to the criticized asset category as the loans go through probate. The Company does not anticipate any loss from this relationship.
The allowance for credit losses was $15.4 million at June 30, 2025, March 31, 2025, and June 30, 2024. The allowance for credit losses represented 1.44% of total loans at June 30, 2025, compared to 1.45% at March 31, 2025, and 1.47% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.51% at June 30, 2025, compared to 1.51% at March 31, 2025, and 1.54% a year earlier.

Capital/Liquidity
Riverview continues to maintain strong capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.56% and a Tier 1 leverage ratio of 11.16% at June 30, 2025. Tangible common equity to average tangible assets ratio (non-GAAP) was 9.05% at June 30, 2025.
Riverview has approximately $449.2 million in available liquidity at June 30, 2025, including $155.9 million of borrowing capacity from the FHLB and $293.3 million from the Federal Reserve Bank of San Francisco (“FRB”). At June 30, 2025, the Bank had $102.5 million in outstanding FHLB borrowings.
The uninsured deposit ratio was 23.2% at June 30, 2025. Available liquidity under the FRB borrowing line would cover 100% of the estimated uninsured deposits and available liquidity under both the FHLB and FRB borrowing lines would cover 160.2% of the estimated uninsured deposits.
On September 25, 2024, the Company’s Board of Directors adopted a stock repurchase program. Under this repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. As of February 2, 2025, the Company had completed the full $2.0 million stock repurchase plan, repurchasing 358,631 shares at an average price of $5.58 per share.
On April 24, 2025, the Company’s Board of Directors adopted a stock repurchase program. Under this repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. As of June 30, 2025, there have been no repurchases under this stock repurchase plan.

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Shareholders' equity (GAAP)	$162,001	$160,014	$155,908
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(147)	(171)	(246)
Tangible shareholders' equity (non-GAAP)	$134,778	$132,767	$128,586

Total assets (GAAP)	$1,516,643	$1,513,323	$1,538,260
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(147)	(171)	(246)
Tangible assets (non-GAAP)	$1,489,420	$1,486,076	$1,510,938

Shareholders' equity to total assets (GAAP)	10.68%	10.57%	10.14%

Tangible common equity to tangible assets (non-GAAP)	9.05%	8.93%	8.51%

Shares outstanding	20,976,200	20,976,200	21,111,043

Book value per share (GAAP)	$7.72	$7.63	$7.39

Tangible book value per share (non-GAAP)	$6.43	$6.33	$6.09

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

Pre-tax, pre-provision income
	Three Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Net income (loss) (GAAP)	$1,225	$1,148	$966
Include: Provision (credit) for income taxes	322	314	253
Include: Provision for credit losses	-	-	-
Pre-tax, pre-provision income (loss) (non-GAAP)	$1,547	$1,462	$1,219

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Allowance for credit losses	$15,426	$15,374	$15,364

Loans receivable (GAAP)	$1,068,080	$1,062,460	$1,045,065
Exclude: Government Guaranteed loans	(46,965)	(47,373)	(50,438)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$1,021,115	$1,015,087	$994,627

Allowance for credit losses to loans receivable (GAAP)	1.44%	1.45%	1.47%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.51%	1.51%	1.54%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Non-performing loans (GAAP)	$143	$155	$461
Less: Non-performing Government Guaranteed loans	-	-	(301)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$143	$155	$160

Non-performing loans to total loans (GAAP)	0.01%	0.01%	0.04%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.01%	0.01%	0.02%

Non-performing loans to total assets (GAAP)	0.01%	0.01%	0.03%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.01%

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.52 billion at June 30, 2025, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Metro Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
ASSETS

Cash and cash equivalents (including interest-earning accounts of	$34,172	$29,414	$27,804
$15,192, $14,375 and $13,526)
Investment securities:
Available for sale, at estimated fair value	118,777	119,436	137,371
Held to maturity, at amortized cost	197,478	203,079	225,817
Loans receivable (net of allowance for credit losses of $15,426,
$15,374 and $15,364)	1,052,654	1,047,086	1,029,701
Prepaid expenses and other assets	12,455	12,523	14,170
Accrued interest receivable	4,493	4,525	4,798
Federal Home Loan Bank ("FHLB") stock, at cost	5,516	4,342	6,061
Premises and equipment, net	21,867	22,304	21,290
Financing lease right-of-use asset	1,106	1,125	1,182
Deferred income taxes, net	8,286	8,625	9,857
Goodwill	27,076	27,076	27,076
Core deposit intangible ("CDI"), net	147	171	246
Bank owned life insurance ("BOLI")	32,616	33,617	32,887

TOTAL ASSETS	$1,516,643	$1,513,323	$1,538,260

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,209,893	$1,232,328	$1,219,679
Accrued expenses and other liabilities	12,498	14,777	19,441
Advance payments by borrowers for taxes and insurance	558	614	551
FHLB advances	102,500	76,400	113,504
Junior subordinated debentures	27,113	27,091	27,026
Finance lease liability	2,080	2,099	2,151
Total liabilities	1,354,642	1,353,309	1,382,352

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2025 – 20,976,200 issued and outstanding;
March 31, 2025 – 20,976,200 issued and outstanding;	208	208	211
June 30, 2024 – 21,111,043 issued and outstanding;
Additional paid-in capital	53,501	53,392	55,031
Retained earnings	120,522	119,717	117,043
Accumulated other comprehensive loss	(12,230)	(13,303)	(16,377)
Total shareholders’ equity	162,001	160,014	155,908

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,516,643	$1,513,323	$1,538,260

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share and per share data) (Unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
INTEREST INCOME:
Interest and fees on loans receivable	$13,352	$12,685	$12,052
Interest on investment securities - taxable	1,667	1,484	1,972
Interest on investment securities - nontaxable	65	64	65
Other interest and dividends	291	261	310
Total interest and dividend income	15,375	14,494	14,399

INTEREST EXPENSE:
Interest on deposits	3,774	3,910	3,447
Interest on borrowings	1,760	1,391	2,131
Total interest expense	5,534	5,301	5,578
Net interest income	9,841	9,193	8,821
Provision for credit losses	-	-	-

Net interest income after provision for credit losses	9,841	9,193	8,821

NON-INTEREST INCOME:
Fees and service charges	1,572	1,446	1,540
Asset management fees	1,552	1,472	1,558
Income from BOLI	222	226	211
BOLI death benefit in excess of cash surrender value	-	261	-
Other, net	80	302	58
Total non-interest income, net	3,426	3,707	3,367

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,247	6,763	6,388
Occupancy and depreciation	1,868	1,873	1,895
Data processing	742	746	764
Amortization of CDI	24	25	25
Advertising and marketing	237	284	310
FDIC insurance premium	164	170	178
State and local taxes	225	265	216
Telecommunications	46	62	47
Professional fees	416	577	490
Other	751	673	656
Total non-interest expense	11,720	11,438	10,969

INCOME BEFORE INCOME TAXES	1,547	1,462	1,219
PROVISION FOR INCOME TAXES	322	314	253
NET INCOME	$1,225	$1,148	$966

Earnings per common share:
Basic	$0.06	$0.05	$0.05
Diluted	$0.06	$0.05	$0.05
Weighted average number of common shares outstanding:
Basic	20,976,200	21,007,294	21,111,043
Diluted	20,976,200	21,007,294	21,111,043

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

(Dollars in thousands)	At or for the three months ended
	June 30, 2025	March 31, 2025	June 30, 2024
AVERAGE BALANCES
Average interest–earning assets	$1,424,130	$1,412,406	$1,437,245
Average interest-bearing liabilities	1,021,606	1,011,116	1,000,190
Net average earning assets	402,524	401,290	437,055
Average loans	1,066,712	1,047,718	1,027,777
Average deposits	1,195,612	1,219,130	1,212,018
Average equity	161,587	159,766	155,548
Average tangible equity (non-GAAP)	134,351	132,506	128,212

ASSET QUALITY	June 30, 2025	March 31, 2025	June 30, 2024

Non-performing loans	$143	$155	$461
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	$143	$155	$160
Non-performing loans to total loans	0.01%	0.01%	0.04%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$143	$155	$461
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	$143	$155	$160
Non-performing assets to total assets	0.01%	0.01%	0.03%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$(52)	$(22)	$-
Net charge-offs (recoveries) in the quarter/average net loans	(0.02)%	(0.01)%	0.00%

Allowance for credit losses	$15,426	$15,374	$15,364
Average interest-earning assets to average
interest-bearing liabilities	139.40%	139.69%	143.70%
Allowance for credit losses to
non-performing loans	10787.41%	9918.71%	3332.75%
Allowance for credit losses to total loans	1.44%	1.45%	1.47%
Shareholders’ equity to assets	10.68%	10.57%	10.14%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.56%	16.48%	16.18%
Tier 1 capital (to risk weighted assets)	15.31%	15.23%	14.93%
Common equity tier 1 (to risk weighted assets)	15.31%	15.23%	14.93%
Tier 1 capital (to average tangible assets)	11.16%	11.10%	10.67%
Tangible common equity (to average tangible assets) (non-GAAP)	9.05%	8.93%	8.51%

DEPOSIT MIX	June 30, 2025	March 31, 2025	June 30, 2024

Interest checking	$277,632	$285,035	$281,477
Regular savings	159,747	168,287	179,634
Money market deposit accounts	233,553	236,044	214,874
Non-interest checking	306,768	315,503	339,271
Certificates of deposit	232,193	227,459	204,423
Total deposits	$1,209,893	$1,232,328	$1,219,679

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2025	(Dollars in thousands)
Commercial business	$231,826	$-	$-	$231,826
Commercial construction	-	-	9,994	9,994
Office buildings	-	108,610	-	108,610
Warehouse/industrial	-	113,361	-	113,361
Retail/shopping centers/strip malls	-	87,742	-	87,742
Assisted living facilities	-	353	-	353
Single purpose facilities	-	289,551	-	289,551
Land	-	3,659	-	3,659
Multi-family	-	90,606	-	90,606
One-to-four family construction	-	-	10,139	10,139
Total	$231,826	$693,882	$20,133	$945,841

March 31, 2025
Commercial business	$232,935	$-	$-	$232,935
Commercial construction	-	-	18,368	18,368
Office buildings	-	110,949	-	110,949
Warehouse/industrial	-	114,926	-	114,926
Retail/shopping centers/strip malls	-	88,815	-	88,815
Assisted living facilities	-	358	-	358
Single purpose facilities	-	277,137	-	277,137
Land	-	4,610	-	4,610
Multi-family	-	91,451	-	91,451
One-to-four family construction	-	-	10,814	10,814
Total	$232,935	$688,246	$29,182	$950,363

LOAN MIX	June 30, 2025	March 31, 2025	June 30, 2024
Commercial and construction	(Dollars in thousands)
Commercial business	$231,826	$232,935	$238,493
Other real estate mortgage	693,882	688,246	663,715
Real estate construction	20,133	29,182	39,958
Total commercial and construction	945,841	950,363	942,166
Consumer
Real estate one-to-four family	98,147	97,683	96,083
Other installment	24,092	14,414	6,816
Total consumer	122,239	112,097	102,899

Total loans	1,068,080	1,062,460	1,045,065

Less:
Allowance for credit losses	15,426	15,374	15,364
Loans receivable, net	$1,052,654	$1,047,086	$1,029,701

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Total
June 30, 2025	(Dollars in thousands)
Commercial business	$32	$32
Commercial real estate	82	82
Consumer	29	29
Total non-performing assets	$143	$143

RVSB First Fiscal Quarter 2026 Results
July 29, 2025

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2025	March 31, 2025	June 30, 2024

Efficiency ratio (4)	88.34%	88.67%	90.00%
Coverage ratio (6)	83.97%	80.37%	80.42%
Return on average assets (1)	0.33%	0.31%	0.25%
Return on average equity (1)	3.04%	2.91%	2.49%
Return on average tangible equity (1) (non-GAAP)	3.66%	3.51%	3.02%

NET INTEREST SPREAD
Yield on loans	5.02%	4.91%	4.70%
Yield on investment securities	2.09%	1.84%	2.11%
Total yield on interest-earning assets	4.34%	4.17%	4.02%

Cost of interest-bearing deposits	1.72%	1.76%	1.61%
Cost of FHLB advances and other borrowings	5.06%	5.21%	6.07%
Total cost of interest-bearing liabilities	2.17%	2.13%	2.24%

Spread (7)	2.17%	2.04%	1.78%
Net interest margin	2.78%	2.65%	2.47%

PER SHARE DATA
Basic earnings (loss) per share (2)	$0.06	$0.05	$0.05
Diluted earnings (loss) per share (3)	0.06	0.05	0.05
Book value per share (5)	7.72	7.63	7.39
Tangible book value per share (5) (non-GAAP)	6.43	6.33	6.09
Market price per share:
High for the period	$6.40	$5.75	$4.69
Low for the period	5.33	5.08	3.64
Close for period end	5.50	5.65	3.99
Cash dividends declared per share	0.0200	0.0200	0.0200

Average number of shares outstanding:
Basic (2)	20,976,200	21,007,294	21,111,043
Diluted (3)	20,976,200	21,007,294	21,111,043

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.